Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

BGM Group Limited:

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of BGM Group Limited (formerly known as Qilian International Holding Group Ltd.) and its affiliated entities (collectively, the “Company”) of our report dated February 15, 2024, relating to the consolidated financial statements which appears in the Company’s Annual Report on Form 20-F for the fiscal year ended September 30, 2024, filed with the Commission on January 27, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

March 7, 2025

999 18th Street, Suite 3000, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us